EXHIBIT 4.2

AMENDED AND RESTATED BYLAWS
OF
AMPLIFY ENERGY CORP.

Article 1
Stockholders

Section 1.01.  Annual Meeting. (a) An annual meeting of the stockholders of the Corporation, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors (as defined below) shall fix.

(b)  Subject to the certificate of incorporation of the Corporation (the “Certificate of Incorporation”), nominations of persons for election to the Board of Directors and proposals of business to be transacted by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s proxy materials with respect to such meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of record of the Corporation (the “Record Stockholder”) at the time of the giving of the Record Stockholder Notice (as defined below), who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 1.01 of Article 1. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business at an annual meeting of stockholders, other than, to the extent the Corporation is then subject to such Rule, business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”).

(c)  For nominations of directors or proposals of business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (iii) of the immediately preceding paragraph, (i) the Record Stockholder must have given timely notice thereof in writing (“Record Stockholder Notice”) to the Secretary of the Corporation (the “Secretary”) and (ii) any such business must be a proper matter for stockholder action under Delaware law. To be timely, a Record Stockholder Notice shall be received by the Secretary at the principal executive offices of the Corporation not less than 45 nor more than 75 days prior to the one-year anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that, (A) subject to the last sentence of this Section 1.01(c) of Article 1, if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the one-year anniversary of the preceding year’s annual meeting, or if no annual meeting was held during the preceding year, notice by the Record Stockholder to be timely must be so received not later than the close of business on the later of (1) the 45th day before such annual meeting or (2) the 10th day following the date on which public announcement of the date of such meeting is first made and (B) in the event that the number of directors to be elected to the Board of Directors is increased and a public announcement naming all of the nominees for director or indicating the increase in the size of the Board of Directors is not made by the Corporation at least 10 days before the last day a Record Stockholder may timely deliver a notice of nomination in accordance with the foregoing provisions of this paragraph, a Record Stockholder Notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement is first made by the Corporation. Notwithstanding anything to the contrary in these bylaws of the Corporation (these “Bylaws”), for the first annual meeting of the stockholders after the effective date of these Bylaws, to be timely, a Record Stockholder Notice shall be delivered to the Secretary at the principal executive offices of the Corporation no earlier than the close of business on the 75th day prior to the scheduled date of such annual meeting and not later than the close of business on the later of the date that is 45 days prior to the scheduled date of such annual meeting or 10 days following the date on which public announcement of the date of such meeting is first made by the Corporation. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a Record Stockholder Notice.

(d)  Any Record Stockholder Notice shall set forth the following information:

(i)  if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or re-election as a director, all information relating to such person as would be required to be disclosed in a solicitation of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a nominee and to serve as a director if elected;

(ii)  with respect to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting, and any material interest that such Record Stockholder (and, if applicable, the beneficial owner on whose behalf the proposal is made) has in such business; and

(iii)  with respect to the Record Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”):

(A)  the name and address of each such party;

(B)  (1) the class, series, and number of shares of the Corporation that are owned, directly or indirectly, beneficially and of record by each such party, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the

Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which each such party has a right to vote, directly or indirectly, any shares of any security of the Corporation, (4) any short interest in any security of the Corporation held by each such party (for purposes hereof, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which each such party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (7) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, and each such party shall supplement the information provided pursuant to the foregoing clauses (1) through (7), to the extent necessary, by the earlier of the 10th day after the record date for determining the stockholders entitled to vote at the meeting and the day prior to the meeting; and

(C)  any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

(e)  A person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Record Stockholder in accordance with Section 1.01(b)(iii) of this Article 1 or (ii) the person is nominated by or at the direction of the Board of Directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(f)  As used in these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(g)  Notwithstanding the foregoing provisions of this Section 1.01 of Article 1, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to matters set forth in this Section 1.01 of Article 1. Nothing in this Section 1.01 of Article 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, to the extent applicable.

Section 1.02.  Special Meetings. (a) Special meetings of the stockholders, other than those required by statute, may be called at any time pursuant to a resolution adopted by the Board of Directors, or upon the written request to the Secretary by one or more stockholders holding, in the aggregate, at least a majority of the voting power of the shares entitled to vote in the election of directors of the Corporation. Any such written request shall specify the time of such meeting and the general nature of the business proposed to be transacted and shall be delivered to the Secretary at the principal executive offices of the Corporation, and the Secretary shall, promptly following his or her receipt of such request, cause notice of such meeting to be given in accordance with these Bylaws to each of the stockholders entitled to vote at such meeting. The Board of Directors may postpone or reschedule any previously scheduled special meeting called by the Board of Directors.

(b)  The notice of a special meeting shall include the purpose for which such meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been specified in the notice of such special meeting (or any supplement thereto).

(c)  Subject to the Certificate of Incorporation, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected, as follows: (i) by or at the direction of the Board of Directors or by any stockholder of record of the Corporation who is entitled to vote at such meeting and delivers (while it is a Record Stockholder) a written notice to the Secretary setting forth the information required by Section 1.01(d)(i) and 1.01(d)(iii) of Article 1. Nominations by stockholders of persons for election to the Board of Directors may be made at such meeting only if the Record Stockholder Notice required by the immediately preceding sentence is received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 45th day prior to such special meeting and the 10th day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a Record Stockholder Notice. A person shall not be eligible for election or re-election as a director at a special meeting of stockholders unless the person is nominated in accordance with this paragraph. Notwithstanding anything in this Section 1.02(c) of Article 1 or otherwise in these Bylaws to the contrary, this Section 1.02(c) of Article 1 shall not apply to any special meetings of the stockholders called at the request of stockholders to the extent permitted by Section 1.02(a) of Article 1.

(d)  Notwithstanding the foregoing provisions of this Section 1.02 of Article 1, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to matters set forth in this Section 1.02 of Article 1. Nothing in this Section 1.02 of Article 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, if the Corporation is then subject to such Rule.

Section 1.03.  Notice of Meetings; Adjournment. (a) Notice of the place, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given, not less than 10 days nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by law.

(b)  Any meeting of stockholders, whether annual or special, may be adjourned from time to time for any reason by either the chairman of the meeting, or by the vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. When a meeting of stockholders is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining stockholders entitled to notice of the meeting) are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the adjourned meeting shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote at such meeting is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be less than 10 nor more than 60 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each Record Stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 1.04.  Quorum. (a) At any meeting of the stockholders, the holders of a majority of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

(b)  If a quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereon, by a majority in voting power thereof, present in person or represented by proxy, may adjourn the meeting in the manner provided in Section 1.03 of Article 1, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the withdrawal of enough stockholders to leave less than a quorum.

Section 1.05.  Organization. Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the Chief Executive Officer of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 1.06.  Conduct of Business. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 1.07.  Proxies and Voting. (a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)  The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

(c)  All elections of directors of the Corporation shall be determined by a plurality of the votes cast, and except as otherwise required by law or the rules of any stock exchange upon which the Corporation’s securities are listed or as otherwise provided in these Bylaws or the Certificate of Incorporation, all other matters shall be determined by a majority of the votes cast affirmatively or negatively, on such matter.

Section 1.08.  Stockholder List. (a) The officer who has charge of the stock ledger of the Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders, provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law.

(b)  A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine (i) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (ii) the number of shares held by each of them.

Article 2
Board of Directors and Governance

Section 2.01.  Number, Election and Term of Directors. (a) Subject to the rights of the holders of any series of preferred stock of the Corporation to elect additional directors under specified circumstances and except as provided otherwise in the Certificate of Incorporation, the total authorized number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board (as defined below). The directors, other than those who may be elected by the holders of any series of preferred stock under specified circumstances, shall be of one class and each director shall serve until his or her successor shall have been duly elected and qualified or, if earlier, until his or her death, incapacity, resignation or removal. As used in these Bylaws, “Whole Board” shall mean, at any given time, the total number of directorships then authorized, whether or not any vacancies exist with respect to such directorships.

(b)  As of the effective date of these Bylaws, the Board of Directors shall be comprised of seven directors, who shall be William J. Scarff, Evan S. Lederman, David H.

Proman, Christopher Hamm, Edward Andrew Scoggins, Jr., Alex Shayevsky, and P. Michael Highum.

Section 2.02.  Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of preferred stock of the Corporation then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, incapacity, resignation, disqualification, removal from office or other cause may be filled (a) by the stockholders at a special meeting or an annual meeting, or by the written consent of holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, voting together as a single class or (b) by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director. Any director elected in accordance with this Section 2.02 of Article 2 shall hold office for the remainder of the term of the director for whom the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified or, if earlier, such director’s death, incapacity, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 2.03.  Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 2.04.  Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the Chief Executive Officer, or by any two or more directors and shall be held on such date and at such place and time as the person(s) calling such meeting shall fix. At least 24 hours’ notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived and such notice will be effective (a) when received if given in a writing delivered by hand or courier, (b) when given, if by telephone or in person, or (c) when transmitted with transmission confirmed, if sent by e-mail or by facsimile to the director’s residence or usual place of business, to an email address or facsimile number, as applicable to which the director has expressly consented to receive notice. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 2.05.  Quorum. A majority of the Whole Board shall constitute a quorum for all purposes at any meeting of the Board of Directors (except with respect to matters set forth in Section 8.07(iii) and (iv) of Article 8, where a majority of the disinterested directors shall constitute a quorum for such matter). If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 2.06.  Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 2.07.  Conduct of Business. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and, except as otherwise expressly required by law or the Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present. Action may be taken by the Board of Directors without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.08.  Resignations and Removal of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing to the Chairman of the Board, if there be one, or the Chief Executive Officer or the Secretary and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights of the holders of any series of preferred stock of the Corporation then outstanding, directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation, voting together as a single class. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 2.09.  Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

Article 3
Committees

Section 3.01.  Committees of the Board of Directors. The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 3.02.  Conduct of Business. Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Adequate provision shall be made for notice to members of all meetings. The presence of at least a majority of the members of the committee shall constitute a quorum for the transaction of business. All matters shall be determined by a majority vote of the members present at any meeting at which a quorum is present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Article 4
Officers

Section 4.01.  Generally. The Board of Directors, at its next meeting following each annual meeting of the stockholders, shall elect officers of the Corporation, including a Chief Executive Officer and a Secretary. The Board of Directors may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board of Directors or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board of Directors may also elect or appoint a Chairman of the Board of Directors, who may or may not also be an officer of the Corporation.

Section 4.02.  Terms of Office. All officers of the Corporation elected by the Board of Directors shall hold office for such terms as may be determined by the Board of Directors or until their respective successors are chosen and qualified or until his or her earlier death, incapacity, resignation or removal. Any officer may be removed from office at any time either with or without cause by affirmative vote of a majority of the members of the Board of Directors then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors. A vacancy in any office because of death, incapacity, resignation, removal, disqualification or otherwise shall be filled by the Board in the manner prescribed in these Bylaws for election or appointment to such office.

Section 4.03.  Powers and Duties. Each of the officers of the Corporation elected by the Board of Directors or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by law, by these Bylaws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board of Directors or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office. The Chief Executive Officer shall have authority over the general direction of the affairs of the Corporation.

Section 4.04.  Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.05.  Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer or any other officer of the Corporation authorized by the Board of Directors shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation or entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other corporation or entity.

Article 5
Information Rights

Section 5.01.  Financial Statements and Periodic Reports. At all times when the Corporation is not obligated to file reports under Section 13 or Section 15(d) of the Exchange Act, the Corporation shall provide the following information to each holder of the Corporation’s Common Stock, par value $0.0001 per share (the “Common Stock” and each such holder, a “Common Stockholder”), and shall satisfy such obligation by timely posting all such information to its website and making such information accessible to the general public, or by timely and publicly filing all such information with the SEC on Form 10-K, Form 10-Q or Form 8-K, as applicable, as if the Corporation were required to file such reports under the Exchange Act:

(a)  for each fiscal year of the Corporation ending on or after December 31, 2017, copies of an annual report on Form 10-K for such fiscal year, which report shall be delivered no later than 90 days following the end of such fiscal year and shall include the same information and disclosures as the Corporation would be required to include in such report if it were a reporting company under the Exchange Act, including, without limitation, (i) consolidated financial statements of the Corporation and its subsidiaries as of the end of such fiscal year, which financial statements shall (A) include a comparison to the prior fiscal year results, (B) be prepared in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), (C) be audited by a nationally recognized accounting firm approved by the Board of Directors and accompanied by a report and opinion thereon by such accounting firm prepared in accordance with GAAP and (ii) a management discussion and analysis of financial condition and results of operations with respect to such financial statements (an “MD&A”);

(b)  for each of the first 3 fiscal quarters of each fiscal year of the Corporation, copies of a quarterly report on Form 10-Q for such fiscal quarter, which report shall be delivered no later than 45 days following the end of such fiscal quarter and shall include the same information and disclosures as the Corporation would be required to include in such report if it were a reporting company under the Exchange Act, including, without limitation, (i) consolidated financial statements of the Corporation and its subsidiaries as of the end of such fiscal quarter, which statements shall (A) include year-to-date results and a comparison to the corresponding period in the prior fiscal year, (B) be prepared in accordance with GAAP, and (ii) an MD&A with respect to such financial statements; provided, however, that with respect to the first fiscal quarter following May 4 2017, such quarterly report shall be delivered no later than 60 days following the end of such quarter;

(c)  from time to time after the occurrence of any event that the Corporation would be required to report on a Form 8-K if it had been a reporting company under the Exchange Act, a current report on Form 8-K containing the same information as would be required to be contained in, and within the timing required by, a Current Report on Form 8-K under the Exchange Act;

(d)  a complete transcript of each quarterly conference call hosted by the Corporation pursuant to Section 5.02 of this Article 5, which transcript shall be provided as promptly as practicable after the date of such conference call; and

(e)  such additional information as is required to ensure that sufficient “current public information” with respect to the Corporation is available on the Corporation’s website to satisfy the requirements of Section 4(a)(7) (as may be amended from time to time, “Section 4(a)(7)” of the Securities Act of 1933, as amended (such act, and the rules and regulations promulgated thereunder, the “Securities Act”) and Rule 144A and Rule 144(c) promulgated under the Securities Act. As used in these Bylaws, “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in the State of Texas or the State of New York are authorized or required by law to close for business.

Section 5.02.  Quarterly Conference Calls. Except as otherwise determined by the Board of Directors with respect to any particular reporting period, the Corporation shall host, and each Common Stockholder shall have access to, quarterly conference calls with senior officers of the Corporation to discuss the results of operations for the relevant reporting period, which calls shall include a reasonable and customary question and answer session; provided that such obligation with respect to quarterly conference calls shall commence in connection with the Corporation’s results of operations for the three months ended June 30, 2017. Each such quarterly and annual call shall be hosted no later than 30 days after the relevant report on Form 10-K or 10-Q has been filed or the Corporation provides the corresponding annual or quarterly financial statements to Common Stockholders in accordance with this Article.

Section 5.03.  Rule 144, 144A and Section 4(a)(7) Information. With a view to making available to Common Stockholders the benefits of Section 4(a)(7), Rule 144A promulgated under the Securities Act (as may be amended from time to time, “Rule 144A”) and Rule 144 promulgated under the Securities Act (as may be amended from time to time, “Rule 144”) and other rules and regulations of the SEC that may at any time permit a Common Stockholder to sell shares of Common Stock to the public without registration, the Corporation shall use commercially reasonable efforts to (a) post to the Corporation’s website in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and (b) make and keep publicly available all information necessary to comply with Section 4(a)(7), Rule 144A and Rule 144 with respect to resales of shares of Common Stock, to the extent required from time to time to enable Common Stockholders to sell shares of Common Stock without registration under the Securities Act within the limitation of the exemptions provided by (x) Section 4(a)(7), Rule 144A and Rule 144 or (y) any other rules or regulations now existing or hereafter adopted by the SEC. Upon the reasonable request of any Common Stockholder, the Corporation will deliver to such Common Stockholder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for noncompliance.

Article 6
Stock

Section 6.01.  Certificates of Stock. The shares of capital stock of the Corporation may be in certificated or uncertificated form at the discretion of the Board of Directors. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Each holder of stock represented by certificates shall be entitled to a certificate signed in such manner and by such officers as the Board of Directors may be resolution prescribe, and certifying the number of shares owned by such holder. Any or all of the signatures on the certificate may be by facsimile. If an officer, transfer agent or registrar of the Corporation who has signed or whose facsimile signature has been placed upon a certificate is no longer serving in that capacity when the certificate is issued, it may be issued by the Corporation with the same effect as if that person were still serving in that capacity at the time of issue.

Section 6.02.  Transfers of Stock. Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 6.04 of Article 6 of these Bylaws, an outstanding certificate for the number of shares involved, if one has been issued, shall be surrendered for cancellation before a new certificate, if any, is issued therefor.

Section 6.03.  Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be less than 10 days nor more than 60 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 6.03 of Article 6 at the adjourned meeting.

(b)  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.04.  Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate of stock, another certificate may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 6.05.  Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 6.06.  Additional Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by the Certificate of Incorporation and such other regulations as the Board of Directors may establish from time to time.

Article 7
Notices

Section 7.01.  Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”) or any successor provision thereto.

Section 7.02.  Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance of a person at any meeting, present in person or represented by proxy, shall constitute waiver of notice except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened.

Article 8
Miscellaneous

Section 8.01.  Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 8.02.  Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.03.  Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director, committee member or officer reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.04.  Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 8.05.  Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 8.06.  Actions Requiring Board of Directors Approval. Notwithstanding anything to the contrary contained in these Bylaws, under the DGCL or other applicable law (including the fact that no approval of the Board of Directors may be required for such matters), until the earlier of (a) the date the Common Stock is listed on a national securities exchange (which, for the avoidance of doubt, does not include an “over-the-counter” system or network) in the United States or (b) the consummation of the first public offering and sale of Common Stock by the Corporation (other than on Forms S-4 or S-8 or their equivalent), pursuant to an effective registration statement under the Securities Act, the Corporation shall not, and shall not permit or cause any of its subsidiaries to, cause or engage in any of the following transactions or take any of the following actions, without first obtaining the approval of a majority of the Whole Board (provided that in respect of clauses (viii) and (ix) below, such majority shall mean the majority of the directors who were not appointed by, or are not otherwise affiliated with, the Related Party to which the Affiliate Transaction relates or any Affiliate of such Related Party, or directors not actually involved in the transaction), and any such transaction or action shall not be authorized unless and until such approval is obtained:

(i)  any merger, consolidation, recapitalization, reorganization or other similar transaction involving the Corporation or any of its Material Subsidiaries in which the holders of the Common Stock (or equivalent securities of any subsidiary) immediately prior to such transaction hold in the aggregate less than a majority of the outstanding voting equity securities of the surviving entity immediately after such transaction (other than pursuant to any merger, consolidation, recapitalization, reorganization or similar transactions solely between wholly-owned subsidiaries of the Corporation)

(ii)  the acquisition or disposition (in one transaction or a series of related transactions) of any assets or business of the Corporation or any of its subsidiaries in excess of 5% of the consolidated assets of, or that represent 5% of the consolidated income from businesses of, the Corporation;

(iii)  the liquidation, dissolution or winding up of the Corporation, or any Material Subsidiary of the Corporation, or the taking of any action that results in the liquidation, dissolution or winding up of the Corporation or any Material Subsidiary of the Corporation;

(iv)  the incurring of any indebtedness for borrowed money (excluding trade accounts payable in the ordinary course of business), excluding indebtedness (i) existing on the effective date of that Joint Plan of Reorganization of Memorial Production Partners LP (“MEMP”), et al. filed on January 16. 2017 in the United States Bankruptcy Court for the Southern District of Texas, Houston

Division (as amended and/or supplemented from time to time, the “Plan”), and (ii) under the Exit Credit Facility (as defined in the Plan);

(v)  the issuance of any shares of capital stock of any subsidiary of the Corporation other than to the Corporation, or to another subsidiary of the Corporation all of which shares of capital stock are owned, directly or indirectly, by the Corporation;

(vi)  the declaration of any dividends on any shares of capital stock of the Corporation or any subsidiary of the Corporation;

(vii)  the redemption, repurchase, acquisition or offer to redeem, repurchase or acquire any shares of capital stock of the Corporation or any subsidiary of the Corporation;

(viii)  the entry into, or consummation, amendment, modification (including by waiver) or termination of, any Affiliate Transaction or any agreement with respect thereto;

(ix)  the entry into any transaction with any director, officer or employee of the Corporation or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person;

(x)  the hiring, termination or changing of the compensation of any of the executive officers, including approving any option grants or stock awards to, or other incentive arrangements for, executive officers of the Corporation or its subsidiaries, other than the initial awards issued pursuant to the Corporation’s management incentive plan upon the emergence of the Corporation from bankruptcy as contemplated in the Plan;

(xi)  the filing or amendment of any U.S. federal income tax return, information statement or schedule relating to any of MEMP, the Corporation, and their respective subsidiaries that reflects the consequences of the consummation of the Chapter 11 Plan of Reorganization of MEMP, the consequences of any acquisition or disposition of assets for which approval of the Whole Board is required, or that otherwise reflects the valuation of or tax basis in the assets of the Corporation; or

(xii)  the entry into any contract, agreement, arrangement or commitment to do or engage in any of the foregoing.

Section 8.07.  Certain Definitions. As used in these Bylaws, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment manager or investment advisor to which is such person or its Affiliate). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” shall mean any contract, agreement, transaction or other arrangement (whether written or unwritten) between the Corporation or any of its subsidiaries, on the one hand, and any stockholder or any Affiliate (including any portfolio company or funds under management of such Stockholder or its Affiliates) of any stockholder of the Corporation, on the other hand; provided, that it shall not include any contract, agreement, transaction or other arrangement that is solely between the Corporation and/or any one or more of its wholly-owned subsidiaries.

“Majority Stockholder Approval” means, with respect to any matter, the affirmative vote or written consent of one or more stockholders then holding, in the aggregate, a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

“Material Subsidiary” shall include all significant subsidiaries, as such term is defined under Rule 1-02(w) of Regulation S-X.

Article 9
Amendments

Subject to the provisions of the Certificate of Incorporation, these Bylaws may be amended, altered, restated or repealed (A) by resolution adopted by a majority of the Whole Board at any annual, special or regular meeting of the Board at which a quorum is present if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting or (B) at any regular or special meeting of the stockholders upon receipt of Majority Stockholder Approval, if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting, provided that the provisions set forth in (i) Section 2.01 of Article 2, (ii) Article 5, (iii) Sections 8.06 and 8.07 of Article 8, (iv) Article 10 and (v) this Article 9 may not be repealed or amended in any respect without Majority Stockholder Approval.

Article 10
Conflicts with Certificate of Incorporation

Notwithstanding anything to the contrary contained in these Bylaws, to the extent that any provision set forth herein conflicts with or is inconsistent with any provision of the Certificate of Incorporation, the provision set forth in the Certificate of Incorporation shall take precedence and shall control, to the fullest extent permitted by applicable law.

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